Exhibit 99.1

Media Contact:

Deborah Spak, (224) 948-2349

media@baxter.com

Investor Contact:

Clare Trachtman, (224) 948-3085

Joele Frank, Wilkinson Brimmer Katcher

Matthew Sherman / Kelly Sullivan / Becky McClain

(212) 355-4449

Third Point LLC

Elissa Doyle

212.715.4907; edoyle@thirdpoint.com

Baxter Appoints Munib Islam to Board;

Announces Agreement with Third Point

DEERFIELD, Ill. – September 30, 2015 – Baxter International Inc. (NYSE: BAX) today announced it has reached an agreement with Third Point LLC to appoint Munib Islam to its Board of Directors immediately and add another, mutually agreed upon independent director in the near-term. Mr. Islam, a Partner at Third Point, will serve on the Board’s executive search working group and audit committee. The company’s Board will increase to 12 members with the addition of the two new directors.

“We are pleased to welcome Munib to the Board. He will provide fresh perspectives from the company’s largest shareholder and will be able to draw upon his significant capital allocation and public market experience,” said Thomas T. Stallkamp, lead independent director of Baxter. “We are committed to fostering long-term growth and believe his addition will augment Baxter’s commitment to accelerating profitable growth as a leading global medical products provider,” added Stallkamp.

Mr. Islam is a Partner at Third Point, where he leads equity research, and sits on the firm’s Risk Committee. Mr. Islam previously worked at Highbridge Capital, where he was a Managing Director and the Portfolio Manager of the Highbridge European Value Equities fund. Earlier in his career, Mr. Islam worked at the private equity firm Oak Hill Capital and as an investment banker at Lazard LLC. He received a bachelor’s degree in economics from Dartmouth College and an MBA from Stanford University.

“Following the spinoff of Baxalta, Baxter has a unique opportunity to increase both its margins and its market share in the growing, innovative medical products industry,” said Islam. “I’m confident the Board will benefit by including a significant shareholder’s perspective and am committed to working with the Board to unlock substantial additional value at Baxter.”

In addition to the new Director appointments, Baxter and Third Point have entered into an agreement that includes standstill and voting provisions, and a commitment to declassify the company’s Board. The agreement also contemplates that Baxter will work to transition to annual election of the company’s directors beginning at the 2016 annual meeting. The complete agreement will be filed by the company as an exhibit to a Current Report on Form 8-K with the Securities and Exchange Commission.

“We are pleased to have reached a collaborative agreement with Baxter’s Board of Directors and management team,” said Daniel S. Loeb, Chief Executive Officer of Third Point. “We are confident that the expansion of the Board will prove beneficial and look forward to working closely with the company toward the mutual goal of enhancing shareholder value.”

About Baxter

Baxter provides a broad portfolio of essential renal and hospital products, including home, acute and in-center dialysis; sterile IV solutions; infusion systems and devices; parenteral nutrition; biosurgery products and anesthetics; and pharmacy automation, software and services. The company’s global footprint and the critical nature of its products and services play a key role in expanding access to healthcare in emerging and developed countries. Baxter’s employees worldwide are building upon the company’s rich heritage of medical breakthroughs to advance the next generation of healthcare innovations that enable patient care.

About Third Point

Third Point LLC is an SEC-registered investment adviser headquartered in New York, managing over $17 billion in assets. Founded in 1995, Third Point follows an event-driven approach to investing globally.

This release includes forward-looking statements concerning Baxter’s future actions and information regarding Third Point’s investment in Baxter. The statements are based on assumptions about many important factors, including the following, which could cause actual results to differ materially from those in the forward-looking statements: continued strength in the company’s financial position, including cash flows; future decisions of the board of directors of the company (including with respect to the anticipated appointment of an additional director to the board); the ability to achieve the intended results from the recent separation of the biopharmaceutical and medical products businesses on the terms currently contemplated, if at all; and other risks identified in Baxter’s most recent filing on Form 10-K and other SEC filings, all of which are available on Baxter’s website. Baxter does not undertake to update its forward-looking statements.

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